Exhibit 99.2

ANSYS, INC. SECOND QUARTER 2017

EARNINGS ANNOUNCEMENT

PREPARED REMARKS

August 2, 2017

ANSYS is providing a copy of its prepared remarks in connection with its earnings announcement. These remarks are offered to provide stockholders and research analysts with additional time and detail for analyzing our Q2 2017 results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

Conference call details:

August 3, 2017

8:30 a.m. Eastern Time

•	To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at http://investors.ansys.com and click on events & presentations, then webcasts.
•	The call can also be heard by dialing (855) 239-2942 (US) or (412) 542-4124 (CAN & INT’L) at least five minutes prior to the call and referencing conference code 10109928.
•	A replay will be available within two hours of the call's completion at http://investors.ansys.com or by dialing (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT’L) and referencing the access code 10109928.

NON-GAAP SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q2 earnings press release, which can be found on our website in the press release section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

SECOND QUARTER 2017 OVERVIEW

Q2 2017 was another quarter of solid financial performance with both revenue and earnings above the high end of our guidance range. We reported consolidated non-GAAP revenue of $264.3 million, an increase of 7% in reported and 8% in constant currency. We also achieved non-GAAP EPS of $0.99 in the second quarter, which represented 6% growth over Q2 2016.

Our financial results for Q2 2017 included cash flows from operations of $112.2 million. The strong operating cash flow substantially funded the repurchase of 1.0 million shares of stock. The Q2 GAAP results include approximately $2.0 million ($1.4 million, net of tax), or $0.02 per share, related to one-time severance benefits and other costs in connection with the business realignment that we announced in February. These costs were excluded from the Company's non-GAAP results. We expect to incur additional restructuring charges of up to $2.0 million, or $1.3 million, net of tax, primarily during the third quarter of 2017.

The following are other notable comments and events related to Q2 2017:

•	Lease license revenue grew 13%, maintenance revenue grew 10% and service revenue grew 6%, all in constant currency. Perpetual license growth was essentially flat in both reported and constant currency.

•	Both lease licenses and maintenance contributed to the recurring revenue base continuing to remain strong at 76% of revenue for the quarter and 77% of revenue for the first half of 2017.

•	There was continued progress in enterprise portfolio sales efforts, cross-selling and customer engagement activities that contributed to building the deferred revenue and backlog balance to a record second quarter high of $655.8 million at June 30, 2017, an increase of 25% over Q2 2016.

•	During Q2 we had 28 customers with orders in excess of $1 million, including four customers with orders over $5 million and one customer with orders over $10 million. This compares to 31 customers with orders over $1 million in Q2 2016, including five customers with orders over $5 million and two customers with orders over $10 million. For the first half of 2017 we had 67 customers with cumulative orders in excess of $1 million, including nine customers with orders over $5 million and two customers with orders over $10 million. This compares to 59 customers with cumulative orders over $1 million in the first half of 2016, including seven customers with orders over $5 million and three customers with orders over $10 million.

•	Our direct and indirect businesses contributed 76% and 24%, respectively, of Q2 revenue and YTD revenue.

•	Consistent with our commitment to return value to our stockholders, during the second quarter we repurchased 1.0 million shares at an average price of $122.94 per share. During the first six months, we repurchased 2.0 million shares at an average price of $111.65 per share. In February 2017, our Board of Directors approved an increase in the authorized share repurchase program of up to 5.0 million shares.

As of June 30, 2017, 3.5 million shares remained available for repurchase under the program.

•	Total headcount on June 30, 2017 was approximately 2,800 employees.

•	On June 19, 2017, S&P Dow Jones Indices added ANSYS to the S&P 500 Index.

Other Recent Highlights

•	On July 11, 2017, ANSYS announced that it had acquired Computational Engineering International, Inc. (CEI), the developer of a suite of products that helps engineers and scientists analyze, visualize and communicate their simulation data in practical and exciting ways. Traditionally this activity is known as post-processing, because the activity takes place after the solution phase.

Engineering simulation produces enormous amounts of data. By combining the largest set of features of any visualization tool on the market with exceptional performance on any size model, EnSight, CEI’s flagship product, can help users make better decisions with their data, regardless of size and complexity of their simulations.

CEI’s software is used by more than 750 companies around the world, including most major automobile companies; major aircraft companies, including Boeing, Airbus, Gulfstream and Embraer; and global manufacturers of jet engines. EnSight’s major markets are automotive, construction equipment, gas turbine engines, aerospace and defense, and energy exploration and production.

CEI’s expected contribution to the Company’s revenue and operating income is not material to the 2017 results.

SAVE THE DATE: The 2017 ANSYS Investor Day will be held on September 14, 2017 at the Hyatt Regency Hotel at the Pittsburgh Airport. Our leadership team will be hosting a social gathering the evening before, so please plan to join us. More details on the agenda and registration are available on the ANSYS IR Home Page.

DEFERRED REVENUE AND BACKLOG (GAAP)

(in thousands)	June 30, 2017	March 31, 2017	June 30, 2016	March 31, 2016
Current Deferred Revenue	$411,646	$414,708	$375,802	$375,140
Current Backlog	77,491	78,417	57,523	48,427
Total Current Deferred Revenue and Backlog	489,137	493,125	433,325	423,567

Long-Term Deferred Revenue	18,975	17,800	9,914	9,264
Long-Term Backlog	147,712	141,671	80,374	73,541
Total Long-Term Deferred Revenue and Backlog	166,687	159,471	90,288	82,805

Total Deferred Revenue and Backlog	$655,824	$652,596	$523,613	$506,372

As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value. The impact on GAAP revenue was $0.4 million for the second quarter of 2017. There was no impact on GAAP revenue for the second quarter of 2016. The impacts on GAAP revenue were $0.6 million and $0.1 million for the six months ended June 30, 2017 and 2016, respectively. The expected impacts on GAAP revenue for the third quarter and fiscal year 2017 are $1.0 - $1.4 million and $2.4 - $3.2 million, respectively.

BOOKINGS

The Company’s total bookings were as follows:

(in thousands, except percentages)	2017	2016	% Change	% Change in Constant Currency
Q2	$261,328	$262,506	(0.4)%	0.4%
YTD	$525,236	$485,645	8.2%	9.1%

There was a favorable foreign exchange impact on deferred revenue of $5.8 million and $10.1 million for the second quarter and first six months of 2017, respectively.

NOTE: Bookings growth in any particular quarter can vary significantly based upon the timing of contract renewals and large, multi-year contracts.

NON-GAAP REVENUE

QTD NON-GAAP REVENUE COMPARISON

(in thousands, except percentages)	Q2 2017	% of Total	Q2 2016	% of Total	% Change	% Change in Constant Currency
Lease	$92,689	35.1%	$83,169	33.8%	11.4%	12.5%
Perpetual	57,615	21.8%	57,918	23.5%	(0.5)%	(0.2)%
Maintenance	107,632	40.7%	98,869	40.2%	8.9%	9.8%
Service	6,412	2.4%	6,113	2.5%	4.9%	6.0%
Total	$264,348		$246,069		7.4%	8.3%

YTD NON-GAAP REVENUE COMPARISON

(in thousands, except percentages)	Q2 YTD 2017	% of Total	Q2 YTD 2016	% of Total	% Change	% Change in Constant Currency
Lease	$186,466	36.0%	$164,835	34.9%	13.1%	14.0%
Perpetual	105,889	20.4%	102,330	21.7%	3.5%	4.0%
Maintenance	212,038	40.9%	192,563	40.8%	10.1%	11.0%
Service	13,503	2.6%	12,350	2.6%	9.3%	10.6%
Total	$517,896		$472,078		9.7%	10.5%

NON-GAAP GEOGRAPHIC HIGHLIGHTS

QTD NON-GAAP REVENUE GEOGRAPHIC COMPARISON

(in thousands, except percentages)	Q2 2017	% of Total	Q2 2016	% of Total	% Change	% Change in Constant Currency
North America	$104,926	39.7%	$92,560	37.6%	13.4%	13.5%

Germany	23,032	8.7%	24,662	10.0%	(6.6)%	(4.7)%
United Kingdom	7,318	2.8%	9,012	3.7%	(18.8)%	(10.1)%
Other Europe	42,583	16.1%	39,111	15.9%	8.9%	10.9%
Europe	72,933	27.6%	72,785	29.6%	0.2%	3.0%

Japan	32,356	12.2%	31,250	12.7%	3.5%	6.0%
Other Asia-Pacific	54,133	20.5%	49,474	20.1%	9.4%	7.7%
Asia-Pacific	86,489	32.7%	80,724	32.8%	7.1%	7.1%

Total	$264,348		$246,069		7.4%	8.3%

YTD NON-GAAP REVENUE GEOGRAPHIC COMPARISON

(in thousands, except percentages)	Q2 YTD 2017	% of Total	Q2 YTD 2016	% of Total	% Change	% Change in Constant Currency
North America	$209,183	40.4%	$181,401	38.4%	15.3%	15.4%

Germany	45,724	8.8%	48,031	10.2%	(4.8)%	(2.4)%
United Kingdom	14,641	2.8%	17,789	3.8%	(17.7)%	(7.6)%
Other Europe	82,306	15.9%	76,042	16.1%	8.2%	10.9%
Europe	142,671	27.5%	141,862	30.1%	0.6%	4.1%

Japan	63,794	12.3%	59,105	12.5%	7.9%	8.3%
Other Asia-Pacific	102,248	19.7%	89,710	19.0%	14.0%	12.3%
Asia-Pacific	166,042	32.1%	148,815	31.5%	11.6%	10.7%

Total	$517,896		$472,078		9.7%	10.5%

Regional Commentary

North America

In North America, our performance was led by strength in the aerospace and defense, electronics/semiconductors, and automotive industries. These contributed to the region's 13% constant currency growth for the quarter, including 20% growth in lease revenue. North America continued to lead in large deal sales with a total of 14 customers with orders above $1 million in the second quarter, including four customers with orders in excess of $5 million and one over $10 million. The majority of these deals included a disproportionate amount of recurring (lease and maintenance) revenue. The strong demand in electronics continues to drive revenue in our high-tech customer base. The performance within aerospace and defense was heavily influenced by major and strategic accounts. The automotive manufacturers continued their strong investments in developing advanced technologies for connected, autonomous and electric vehicles.

Europe

European revenue results continued to lag the other regions with constant currency growth of 3% in the second quarter. France led the region with 15% constant currency growth, offset by weak performance in both Germany and the UK. Our performance in Europe, while disappointing, is in line with the expectations and challenges we highlighted in the last couple of earnings calls. In Q2, we continued to make progress with the rebuilding of our sales organization with the addition of three new country sales leaders. We also bolstered the team with the addition of a new head of global major accounts who will be leading our program from Germany. The team is focused on building the sales pipeline and finalizing initiatives to update our go-to-market strategy. The indirect channel performance helped to offset some of the weakness in the direct business. Europe will continue to be a work in progress throughout the second half of 2017. Our rebuilding efforts should help set the stage for improved performance in 2018 and beyond.

Asia-Pacific

Driven by continued solid growth in China and Taiwan, the second quarter results in Asia-Pacific included overall revenue growth of 7% and growth in lease revenue of 9%, both in constant currency. The revenue growth of the indirect business was ahead of the direct performance as a result of the ongoing focus and investments that we have been making over the past couple of years. From an industry perspective, the regional performance was driven by sales into the electronics, aerospace and defense, automotive, and industrial equipment sectors. The region also continues to benefit from investment in domestic development programs, particularly in China, India and South Korea.

INCOME STATEMENT HIGHLIGHTS

Q2 2017 MARGINS AND OUTLOOK: The non-GAAP gross and operating margins were 90.2% and 48.3%, respectively, for the second quarter and 90.0% and 47.3%, respectively, for the first six months of 2017.

Looking ahead into Q3 2017, we are targeting a non-GAAP gross profit margin of approximately 90% and a non-GAAP operating margin of approximately 47% - 48%. Our current outlook for FY 2017 assumes a non-GAAP gross profit margin of approximately 90% and a non-GAAP operating margin of 46% - 47%.

Q2 2017 TAX RATE AND OUTLOOK: Our Q2 non-GAAP effective tax rate was 33.0% and our GAAP rate was 30.2%. Our YTD non-GAAP effective tax rate was 33.6% and the YTD GAAP rate was 28.3%.

For the third quarter of 2017, we are forecasting a non-GAAP effective tax rate of 33.0% - 34.0%. Our current outlook for FY 2017 assumes a non-GAAP effective tax rate of approximately 32.5% - 33.5%.

WORKFORCE REALIGNMENT: As previously announced, we implemented a workforce realignment that began in the fourth quarter of 2016 and that is intended to accelerate the shift of investments toward preferred strategic initiatives and higher growth opportunities. These actions resulted in GAAP restructuring charges of $2.0 million ($1.4 million, net of tax) in the second quarter related to one-time severance benefits and other costs related to the realignment. We expect to incur additional charges of up to $2.0 million, or $1.3 million net of tax, primarily during the third quarter of 2017.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $863.5 million as of June 30, 2017, of which 67% was held domestically.
•	Cash flows from operations were $112.2 million for the second quarter of 2017 as compared to $71.6 million for the second quarter of 2016. Cash flows from operations were $238.1 million for the first six months of 2017 as compared to $182.4 million for the first six months of 2016.
•	Consolidated net DSO was 31 days.
•	Capital expenditures totaled $3.4 million for the second quarter of 2017 and $7.5 million for the first six months of 2017. We are currently planning on total 2017 capital expenditures in the range of $15 - $20 million.

SHARE COUNT AND SHARE REPURCHASE

We had 86.9 million fully diluted weighted average shares outstanding in Q2. In line with our commitment to return capital to stockholders, we repurchased 1.0 million shares during Q2 at an average price of $122.94 per share. During the first six months, we repurchased 2.0 million shares at an average price of $111.65 per share. In February 2017, the Company's Board of Directors increased the authorized share repurchase program to 5.0 million shares. As of June 30, 2017, the Company had 3.5 million shares remaining in its authorized share repurchase program.

We are currently expecting approximately 87.0 million fully diluted shares outstanding for Q3 2017 and approximately 87.0 - 87.5 million outstanding for FY 2017.

STOCK-BASED COMPENSATION EXPENSE

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Cost of sales:
Software licenses	$321	$182	$571	$337
Maintenance and service	729	416	1,155	783
Operating expenses:
Selling, general and administrative	8,572	3,944	14,528	6,868
Research and development	4,500	3,992	8,381	7,624
Stock-based compensation expense before taxes	14,122	8,534	24,635	15,612
Related income tax benefits	(7,479)	(2,892)	(17,900)	(4,935)
Stock-based compensation expense, net of taxes	$6,643	$5,642	$6,735	$10,677
Net impact on earnings per share:
Diluted earnings per share	$(0.08)	$(0.06)	$(0.08)	$(0.12)

During the first quarter of 2017, the Company adopted new share-based payment guidance. During the three and six months ended June 30, 2017, the adoption of this guidance resulted in $3.0 million and $10.1 million, respectively, of excess tax benefits being recorded in the provision for income taxes that would have been recorded in paid-in capital under the previous accounting guidance. While this standard affected the Company's GAAP income tax expense, it had no effect on its non-GAAP income tax expense.

CURRENCY

CURRENCY IMPACT COMPARED TO Q2 2016: The second quarter 2017 revenue was unfavorably impacted by currency fluctuations of $2.1 million. The unfavorable impact on the second quarter 2017 operating income was $0.7 million.

CURRENCY OUTLOOK: The Company’s results have been, and will continue to be, impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen. Our currency rate assumptions for the second half of 2017 are 1.15 – 1.18 for the Euro, 1.29 – 1.32 for the British Pound and 109 – 112 for the Japanese Yen.

OUTLOOK

Q3 and FY 2017 OUTLOOK:

Based on our current sales visibility, the assumption of a continuation of a similar business climate to that we experienced in the second quarter and updates to our previous currency rate assumptions, we are providing our initial outlook for Q3 2017. We are currently forecasting non-GAAP revenue in the range of $258.0 - $267.0 million, and GAAP revenue in the range of $256.6 - $266.0 million; non-GAAP diluted EPS in the range of $0.94 - $0.98, and GAAP diluted EPS in the range of $0.71 - $0.80.

We are increasing our previous outlook for FY 2017 to reflect our Q2 performance, a stronger outlook for the second half of the year and updates to currency rate assumptions. Our current outlook includes non-GAAP revenue in the range of $1.053 - $1.073 billion, and GAAP revenue in the range of $1.050 - $1.071 billion. Our non-GAAP diluted EPS outlook for FY 2017 is in the range of $3.77 - $3.89, and we expect GAAP diluted EPS in the range of $3.00 - $3.18.

This outlook also factors in actual and planned increases in sales and channel capacity, our current visibility around major account activity, sales pipelines and forecasts. However, as we have said in the past, and will continue to reiterate, there are many things that we have no control over, including the macro-economic environment, customer procurement patterns, government and tax policies, and currency rate volatility. We do, however, have the benefit of a solid, repeatable business base; a diversified geographic and industry footprint; and a world-class customer base that have helped us to succeed and to deliver on our commitments.

GLOSSARY OF TERMS

Backlog: Installment billings for periods beyond the current quarterly billing cycle and customer orders received but not processed.

Deferred Revenue: Billings made or payments received in advance of revenue recognition from software license and maintenance agreements.

Lease or Time-Based License: A license of a stated product of the Company’s software that is granted to a customer for use over a specified time period, which can be months or years in length. In addition to the use of the software, the customer is provided with access to maintenance (unspecified version upgrades and technical support) without additional charge. The revenue related to these contracts is recognized ratably over the contract period.

Perpetual / Paid-Up License: A license of a stated product and version of the Company’s software that is granted to a customer for use in perpetuity. The revenue related to this type of license is typically recognized up-front.

Maintenance: A contract, typically one year in duration, that is purchased by the owner of a perpetual license and that provides access to unspecified version upgrades and technical support during the duration of the contract. The revenue from these contracts is recognized ratably over the contract period.

Vendor-Specific Objective Evidence (VSOE): Sufficient evidence of the fair value of the elements in a multiple-element arrangement that allows a company to separate the elements and to account for each element separately. If sufficient VSOE of fair value does not exist to allocate revenue to the various elements of an arrangement, revenue from the arrangement may be either deferred or recognized ratably over the contract period, depending on the facts and circumstances of the particular contract.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the third quarter of 2017, FY 2017, FY 2018 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties. A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the report on Form 10-K for the year ended December 31, 2016, filed on February 23, 2017.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

	Three Months Ended
	June 30, 2017				June 30, 2016
(in thousands, except percentages and per share data)	As Reported	Adjustments		Non-GAAP Results	As Reported	Adjustments		Non-GAAP Results
Total revenue	$263,924	$424	(1)	$264,348	$246,069	$—		$246,069
Operating income	98,394	29,163	(2)	127,557	94,155	21,255	(4)	115,410
Operating profit margin	37.3%			48.3%	38.3%			46.9%
Net income	$69,730	$16,659	(3)	$86,389	$69,628	$13,542	(5)	$83,170
Earnings per share – diluted:
Earnings per share	$0.80			$0.99	$0.78			$0.93
Weighted average shares	86,895			86,895	89,305			89,305

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(2)	Amount represents $14.1 million of stock-based compensation expense, $12.1 million of amortization expense associated with intangible assets acquired in business combinations, $2.0 million of restructuring charges, $0.5 million of transaction expenses related to business combinations and the $0.4 million adjustment to revenue as reflected in (1) above.
(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $12.5 million.

(4)	Amount represents $12.7 million of amortization expense associated with intangible assets acquired in business combinations and $8.5 million of stock-based compensation expense.
(5)	Amount represents the impact of the adjustments to operating income referred to in (4) above, adjusted for the related income tax impact of $7.7 million.

	Three Months Ended
	June 30, 2017				June 30, 2016
(in thousands, except percentages and per share data)	As Reported	Adjustments		Non-GAAP Results	As Reported	Adjustments		Non-GAAP Results
Total revenue	$517,329	$567	(1)	$517,896	$471,975	$103	(4)	$472,078
Operating income	183,866	61,274	(2)	245,140	179,177	41,105	(5)	220,282
Operating profit margin	35.5%			47.3%	38.0%			46.7%
Net income	$133,036	$30,842	(3)	$163,878	$126,096	$26,507	(6)	$152,603
Earnings per share – diluted:
Earnings per share	$1.53			$1.88	$1.41			$1.70
Weighted average shares	87,060			87,060	89,694			89,694

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(2)	Amount represents $24.6 million of stock-based compensation expense, $24.1 million of amortization expense associated with intangible assets acquired in business combinations, $11.3 million of restructuring charges, $0.7 million of transaction expenses related to business combinations and the $0.6 million adjustment to revenue as reflected in (1) above.
(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $30.4 million.
(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(5)	Amount represents $25.4 million of amortization expense associated with intangible assets acquired in business combinations, $15.6 million of stock-based compensation expense and the $0.1 million adjustment to revenue as reflected in (4) above.
(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $14.6 million.

NON-GAAP MEASURES

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow the Company focus on and publish both historical results and future projections based on non-GAAP financial measures. The Company believes that it is in the best interest of its investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support its strategic and other business objectives. In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value. Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making, and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangible assets from acquisitions and its related tax impact. The Company incurs amortization of intangible assets, included in its GAAP presentation of amortization expense, related to various acquisitions it has made. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making, and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses; cost of maintenance and service; research and development expense; and selling, general and administrative expense. Stock-based compensation expense (benefit) incurred in connection with the Company's deferred compensation plan held in a rabbi trust includes an offsetting benefit (charge) recorded in other income (expense). Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Management similarly excludes income (expense) related to assets held in a rabbi trust in connection with the Company's deferred compensation plan. Specifically, the Company excludes stock-based compensation and income related to assets held in the deferred compensation plan rabbi trust during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Restructuring charges and the related tax impact. The Company occasionally incurs expenses for restructuring its workforce included in its GAAP presentation of cost of software licenses; cost of maintenance and service; research and development expense; and selling, general and administrative expense. Management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally does not incur these expenses as a part of its operations. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Transaction costs related to business combinations. The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense. These expenses are generally not tax-deductible. Management excludes these acquisition-related transaction expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its operations. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

The Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

IR Contact:

Annette N. Arribas, CTP

(724) 820-3700

annette.arribas@ansys.com